Exhibit 95.1
Mine Safety Disclosure
During the quarter ended March 31, 2025, the company had one (1) citation removed and three (3) contests of citations pending before the Federal Mine Safety and Health Review Commission, for violations related to the Kosse Strip mine (the “Mine”). Fluor does not act as the owner of the Mine but may act as an “operator” as defined under the Federal Mine Safety and Health Act of 1977 where Fluor performs services or construction as an independent contractor at the Mine.
The company has no other disclosures to report under Section 1503 for the period covered by this report.